Exhibit 99.4

CONSENT OF LEHMAN BROTHERS

     We hereby consent to the use of our opinion letter dated November 14, 2002, to the Board of Directors of FBR Asset Investment Corporation (the “Company”) attached as Annex J to the Company’s Joint Proxy Statement/Prospectus on Form S-4 (the “Prospectus”) and to the references to our firm in the Prospectus under the headings “The Background to the Merger”, “FBR Asset Reasons for the Merger”, “Recommendation of the FBR Asset Special Committee and the FBR Asset Board of Directors”, and “Opinion of Lehman Brothers”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

LEHMAN BROTHERS INC.

By:	/s/ Lehman Brothers

New York, New York
December 6, 2002